Exhibit 10.16

FIRST MID-ILLINOIS BANCSHARES, INC. INCENTIVE COMPENSATION PLAN

The following is a description of the First Mid-Illinois Bancshares, Inc. Incentive Plan (the “Plan”).  The Plan provides for payment of annual cash bonuses to employees selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

The Plan is administered by the Committee.  The Committee has full authority to select the employees eligible to participate in the Plan and determine the performance goals pursuant to which bonuses will be paid.  The corporate performance goal is based on fully diluted earnings per share (“EPS”) and individual performance goals, if any, are as determined by the Committee in its discretion.

At the beginning of each year, the Committee establishes (i) the amount of bonus each participant can receive as a percentage of base salary, (ii) the portion of the bonus that is based on EPS (the remaining portion, if any, being based on individual performance goals), (iii) any individual performance goals applicable to a participant, and (iv) the EPS targets, which determine the amount of bonus payable, as follows:

Minimum EPS:	The level below which no bonus is payable.
Threshold EPS:	The level at which participants receive 25% of the bonus opportunity based on the EPS component.
Budget EPS:	The level at which participants receive 60% of the bonus opportunity based on the EPS component.
Maximum EPS:	The level at which participants receive 100% (which is the maximum) of the bonus opportunity based on the EPS component.

The Committee has the discretion to pay a prorata bonus amount to reflect attainment of EPS between these levels.

No bonus will be paid for any year to a participant whose employment with the Company and affiliates terminates during the year, unless otherwise determined by the Committee in its discretion.  In all cases, the Committee must approve final bonus awards and can reduce a bonus payment in its discretion.  The Committee retains the right to terminate an employee’s participation in the Plan at any time, in which case no bonus may be paid.  Bonuses will be paid in cash to participants prior to March 15 following the year for which the bonus was earned.

The Board may amend or terminate the Plan at any time, without the consent of participants or approval of stockholders, provided that no amendment or termination of the Plan shall affect the Company’s obligation to pay any bonus amount after it has been earned by a participant.